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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Consolidated Edison Company of New York, Inc.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Consolidated Edison Company of New York, Inc. 4 Irving Place New York NY 10003 www.conEd.com

NOTICE OF ANNUAL MEETING OF CON EDISON OF NEW YORK STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”) will be held at Con Edison of New York’s Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 17, 2004 at Noon for the following purposes:

a.	To elect the members of Con Edison of New York’s Board of Trustees as described in the Information Statement (attached hereto and incorporated herein by reference); and

b.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Consolidated Edison, Inc. owns approximately 99 percent of the shares entitled to vote at Con Edison of New York’s Annual Meeting, and intends to vote these shares for election of the nominees described in the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Trustees,

SADDIE L. SMITH

Secretary

Dated: April 20, 2004

INFORMATION STATEMENT

INFORMATION STATEMENT

This Information Statement is provided to stockholders of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”) in connection with Con Edison of New York’s Annual Meeting of Stockholders and any adjournments or postponements of the meeting. Con Edison of New York’s Annual Meeting will be held at Con Edison of New York’s principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 17, 2004 at Noon. This Information Statement is being mailed to stockholders on or about April 21, 2004.

Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2003 accompanies the mailing of this Information Statement. The Form 10-K contains information about Con Edison of New York, including audited financial statements, management’s discussion and analysis of financial condition and results of operations, selected financial data and selected quarterly information.

Holders of record as of the close of business on March 29, 2004 of the outstanding Common Stock, $2.50 par value, of Con Edison of New York (“Con Edison of New York Common Stock”) and the $5 Cumulative Preferred Stock of Con Edison of New York (“$5 Preferred”) are entitled to receive notice of the Con Edison of New York Annual Meeting. As of March 29, 2004, there were outstanding 235,488,094 shares of Con Edison of New York Common Stock and 1,915,319 shares of $5 Preferred, each entitled to one vote per share.

Consolidated Edison, Inc. (the “Parent”) owns all of the Con Edison of New York Common Stock. No Trustee or executive officer of Con Edison of New York owns any voting or equity securities of Con Edison of New York and, to the best knowledge of Con Edison of New York’s management no person, other than the Parent, owns more than 5 percent of any class of voting securities of Con Edison of New York.

Attached to this Information Statement is the Parent’s Proxy Statement for its Annual Meeting of Stockholders that was sent to its stockholders on or about April 5, 2004 (the “Parent’s Proxy Statement”). The information required in this Information Statement is substantially the same as information provided in the Parent’s Proxy Statement (which is incorporated by reference herein), other than the information provided above with respect to Con Edison of New York’s voting securities and the information provided below with respect to Con Edison of New York’s executive compensation and principal accounting fees and services. The nominees for election as members of Con Edison of New York’s Board of Trustees are the same as the nominees for election as member of the Parent’s Board of Directors. Meetings of the Con Edison of New York Board of Trustees and the Parent’s Board of Directors are generally held jointly as are meetings of the Boards’ committees, the membership of which are the same. Neither members of the Boards, nor the executive officers of Con Edison of New York and the Parent, are paid any additional compensation for concurrent service to Con Edison of New York and the Parent. The charter of the Audit Committee of Con Edison of New York’s Board of Trustees is the same as that of the Parent’s Audit Committee (Appendix A to the Parent’s Proxy Statement).

EXECUTIVE COMPENSATION

The executive compensation information required to be shown in this Information Statement for Mr. Eugene R. McGrath, Con Edison of New York’s Chief Executive Officer, and Mr. Kevin Burke and Ms. Joan S. Freilich, Con Edison of New York’s two most highly compensated executive officers other than its Chief Executive Officer, is the same as their executive compensation information shown in the Parent’s Proxy Statement. The information for Con Edison’s of New York’s next two most highly compensated executive officers—Ms. Mary Jane McCartney and Mr. Charles McTiernan, Jr.—is as follows:

Number of Shares of Common Stock Beneficially Owned as of January 31, 2004

(Parent’s Proxy Statement page 7)

Name	Shares Owned*
Mary Jane McCartney	70,969
Charles E. McTiernan, Jr.	12,104

*	Includes shares underlying options that are currently exercisable or exercisable within 60 days of the date of this Information Statement for: Ms. McCartney—64,000 and Mr. McTiernan—12,000.

Summary Compensation

Table (Parent’s Proxy Statement page 17)

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards	Number of Option Shares	All Other Compensation**
Mary Jane McCartney Senior Vice President	2003 2002 2001	$ $ $	310,000 286,500 270,750	$ $ $	120,000 125,000 135,000	— — —	— — —	16,000 16,000 16,000	$ $ $	9,300 8,595 8,123

Charles E. McTiernan, Jr. General Counsel	2003 2002 2001	$ $ $	280,000 242,200 234,875	$ $ $	125,000 60,000 44,000	— — —	— — —	10,000 2,000 2,000	$ $ $	8,400 7,266 7,046

**	The amounts shown in this column consist of amounts contributed by Con Edison of New York under the Parent’s Thrift Savings Plan for Management Employees (Thrift Plan) and its Deferred Income Plan (DIP) as follows: For 2003, Ms. McCartney Thrift Plan—$6,000; DIP—$3,300; Mr. McTiernan Thrift Plan—$6,000; DIP—$2,400. For 2002, Ms. McCartney Thrift Plan—$6,000; DIP—$2,595; Mr. McTiernan Thrift Plan—$6,000; DIP— $1,266. For 2001, Ms. McCartney Thrift Plan—$5,100; DIP—$3,023; Mr. McTiernan Thrift Plan—$5,100; DIP—$1,946.

Option Grants In Last Fiscal Year (2003)

(Parent’s Proxy Statement page 22)

Option Grants In Last fiscal Year (2003)***

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2003	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Mary Jane McCartney	16,000	1.0%	$40.81	1/23/13	$74,880
Charles E. McTiernan, Jr.	10,000	0.6%	$40.81	1/23/13	$46,800

***	The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date, January 23, 2003. The values generated by this model depend upon the following assumptions: an expected life of six years after the grant date, a constant dividend yield on the underlying stock of 5.22 percent, an assumed annual volatility of the underlying stock of 21.43 percent; and a risk-free rate of return for the option period of 5.08 percent. The market value on the grant date is the closing price of the Parent’s Common Stock on the day preceding the grant date. No discount was made for restrictions on transfer or vesting.

Aggregated Option Exercises In Last Fiscal Year (2003) and

Fiscal Year-End Option Values (12/31/03)

(Parent’s Proxy Statement page 23)

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End****
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mary Jane McCartney	0	0	80,000	48,000	$602,480	$127,360
Charles E. McTiernan, Jr	0	0	10,000	14,000	$75,205	$15,960

****	Represents the difference between the market price of the Parent’s Common Stock and the exercise price of the options at December 31, 2003. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

The years of service covered by the Plans, described on page 24 of the Parent’s Proxy Statement, are for: Ms. McCartney, 23 years and Mr. McTiernan, 22 years.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees paid or payable by Con Edison of New York, to its principal accountant, PricewaterhouseCoopers, LLC (“PwC”), for services rendered during 2003 and 2002 are as follows:

	2003	2002
Audit Services	$962,389	$906,434
Audit Related Services	$354,504	$110,750
Tax Services	$—	$—
Other Services	$14,615	$27,725

TOTAL FEES	$1,331,508	$1,044,909

In connection with the 2003 and 2002 audits of Con Edison of New York, PwC examined the company’s annual financial statements and reviewed interim financial statements and certain of the company’s filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. For the year ended 2003, the major items included in Audit Related Services are for audits of the company’s pension and other benefit plans ($124,950), advice on the implementation of Sarbanes-Oxley section 404 ($177,554), and other accounting advice ($30,000). For the year ended 2002, the major item included in Audit Related Services is for audits of the company’s pension and other benefit plans ($102,000). For the year ended 2003, the major items included in Other Services are software-licensing fees ($13,100). For the year ended 2002 the major items included in Other Services are for commodity risk management advisory services ($13,100) and other consultation ($14,625).

The Parent’s Audit Committee approves in advance all auditing services and non-audit services permitted by law, including tax services, to be provided to Con Edison of New York by its independent accountants.

The Parent intends to vote its Con Edison of New York Common Stock, which represents approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, to elect as members of the Con Edison of New York Board of Trustees the same persons who have been nominated for election as members of the Parent’s Board of Directors (as described in the Parent’s Proxy Statement). All of the nominees for the Board of Trustees are currently Trustees of Con Edison of New York. Con Edison of New York knows of no other matters that will be considered at the meeting, and the Parent has no plans to bring any other matter before the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the Parent owns approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, the voting of your shares cannot affect the outcome of voting at the meeting.

Dated: April 20, 2004

PROXY STATEMENT

Introduction

This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. (“Con Edison” or the “Company”) in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company’s principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 17, 2004, at 10:00 a.m.

Solicitation of Proxies

The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Con Edison for use at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 5, 2004.

The Company’s Annual Report to Stockholders, which includes the consolidated financial statements and accompanying notes for the year ended December 31, 2003, and other information relating to the Company’s financial condition and results of operations, also accompanies the mailing of this Proxy Statement.

This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co., Inc. has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow’s services is $20,000, plus out-of-pocket expenses.

Record Date, Outstanding

Voting Securities and Voting Rights

The Board of Directors has established March 29, 2004, as the record date for the determination of Con Edison’s stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 226,796,139 shares of Common Stock, which are entitled to one vote per share upon the proposals to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants, the approval of the Stock Purchase Plan and the stockholder proposal.

The enclosed proxy card is for the number of shares registered in your name with Con Edison, together with any additional full shares held in your name in Con Edison’s Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the plan will be voted in the same manner.

In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, will be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither “for” nor “against,” and have no effect on the vote, but are counted in the determination of the quorum.

Voting and Revocation of Proxies

All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone or on the Internet using the instructions set forth on the proxy card. Voting by telephone or on the Internet eliminates the need to return the proxy card.

The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

Voting by use of a proxy on the enclosed proxy card, by telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A shareholder may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

Attendance and Procedures at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Stockholders of record may obtain an admission ticket by marking the appropriate box on the proxy card accompanying this proxy statement or so indicating when they vote by telephone or on the Internet. Stockholders who hold their shares through a broker, nominee, or other custodian, will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. You will be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Eleven Directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Directors are permitted to stand for election until they reach the mandatory retirement age of 72. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company.

All of the nominees were elected Directors at the last Annual Meeting. The Company’s management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors also serve as Trustees of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). Mr. McGrath also serves on the Board of Con Edison’s subsidiary, Orange and Rockland Utilities, Inc. (“O&R”).

At the opening of business on May 17, 2004, Mr. Richard A. Voell will retire from the Board following 14 years of outstanding and dedicated service to the Company.

The Board of Directors held nine regular and three special meetings in 2003. At these meetings the Board considered a wide variety of matters involving, among other things, the Company’s strategic planning, its financial condition and results of operations, its capital and operating budgets, personnel matters, succession planning, risk management, industry issues, accounting practices and disclosure, and corporate governance practices. The Company’s independent Directors meet separately from the other Directors at least annually. The non-management Directors are scheduled to meet a minimum of three times in executive session during 2004. The Chair of the executive sessions will be rotated on an annual basis among the Chairs of the Audit, Management Development and Compensation and the Corporate Governance and Nominating Committees. The current Chair of the executive sessions is Michael J. Del Giudice, the Chair of the Audit Committee. During the year following the 2004 Annual Meeting, the Chair of the Management Development and Compensation Committee will chair the executive sessions.

Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the shareholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as may be designated by management.

Information About Nominees

The name and age of each of the nominees, the years in which each was first elected a Director of the Company and Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2004, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2004, are set forth below, based on information provided by the nominees. The current nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields. The Board has determined that the service by its members as directors of other public companies does not impair their ability to effectively serve on Con Edison’s Board of Directors or its committees.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years

Peter W. Likins, 67
President, University of Arizona, Tucson, AZ since October 1997. Dr. Likins has been a Trustee of Con Edison of New York since 1978 and a Director of Con Edison since December 1997. Director or Trustee, Harris Bank, NA, Parker-Hannifin Corporation, Udall Foundation, and University Medical Center. Member, National Academy of Engineering.

Common Stock Shares owned: 5,203 Deferred Stock Units owned: 12,885

Eugene R. McGrath, 62
Chairman of the Board, President and Chief Executive Officer of Con Edison since October 1997. Chairman and Chief Executive Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September 1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of Con Edison since October 1997 and a Director of O&R since July 1999. Director or Trustee, Associated Electric & Gas Insurance Services, Limited, Atlantic Mutual Insurance Company, Schering-Plough Corporation, Partnership for New York City, Barnard College, Edison Electric Institute, Hudson River Foundation for Science and Environmental Research, and the Wildlife Conservation Society. Member, National Academy of Engineering.

Common Stock Shares owned: 686,548*

Gordon J. Davis, 62
Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at Law, New York, NY since November 2001. Mr. Davis served as the President of Lincoln Center for the Performing Arts, New York, NY from January 2001 to September 2001. He was a Partner at LeBoeuf, Lamb, Greene & MacRae LLP from October 1994 to December 2000. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director or Trustee, Phoenix Companies, Inc., Jazz at Lincoln Center, Inc. (Founding Chairman Emeritus), New York Public Library, and the Studio Museum In Harlem.

Common Stock Shares owned: 2,699 Deferred Stock Units owned: 11,232

*	Includes, as of January 31, 2004, 570,000 shares underlying then currently exercisable options or options then exercisable within 60 days of the date of this proxy statement and 100,000 restricted stock units which vested in 2003.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Ellen V. Futter, 54
President and Trustee of the American Museum of Natural History, New York, NY. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director, Trustee or Member, American International Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan Chase & Co., Inc., NYC & Company, Council on Foreign Relations and Yale School of Management Advisory Board. Manager, Memorial Sloan-Kettering Cancer Center. Fellow, American Academy of Arts and Sciences.

Common Stock Shares owned: 3,545
Deferred Stock Units owned: 7,634

Sally Hernandez-Piñero, 51
Practicing Attorney at Law, New York, NY since January 1, 2002. Previously Mrs. Hernandez-Piñero was Senior Vice President of The Related Companies, L.P. New York, NY from May 1999 to December 2001 (real estate). Mrs. Hernandez-Piñero was a Managing Director of Fannie Mae from July 1998 to April 1999. Mrs. Hernandez-Piñero has been a Trustee of Con Edison of New York since 1994 and a Director of Con Edison since December 1997. Director or Trustee, American Museum of Natural History, Goodwill Industries, and the Fund for the City of New York.

Common Stock Shares owned: 3,243
Deferred Stock Units owned: 5,925

Stephen R. Volk, 67
Chairman of Credit Suisse First Boston, New York, NY since
January 31, 2002 (investment banking) and a member the Credit Suisse Group Executive Board. He was formerly Vice Chairman at Credit Suisse First Boston from August 2001 to January 2002. Prior to joining Credit Suisse First Boston, Mr. Volk was Senior Partner at Shearman & Sterling, Attorneys at Law, New York, NY. Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of Con Edison since December 1997. Member, Council on Foreign Relations and the Harvard Law School Dean’s Advisory Board. Fellow, American Bar Foundation. Mr. Volk also serves as a Director of ContiGroup Companies, Inc. and Trizec Properties, Inc.

Common Stock Shares owned: 3,721
Deferred Stock Units owned: 9,325

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Joan S. Freilich, 62
Executive Vice President and Chief Financial Officer of Con Edison and Con Edison of New York since March 1998. Ms. Freilich has been a Trustee of Con Edison of New York since 1997 and a Director of Con Edison since October 1997. Trustee, Citizens Budget Commission and The College of New Rochelle.

Common Stock Shares owned: 137,476**

Michael J. Del Giudice, 61
Senior Managing Director, Millennium Credit Markets and Managing Director of MCM Securities, LLC, New York, NY. Mr. Del Giudice has been a Director of Con Edison since July 1999 and a Trustee of Con Edison of New York since May 2002. He also was a Director of O&R from 1988 until 2002, and was Chairman of O&R’s Board from February 1998 to July 1999. Chairman of the Governor’s Committee on Scholastic Achievement. Director, Barnes and Noble, Inc. and Trustee, New York Racing Association.

Common Stock Shares owned: 4,510
Deferred Stock Units owned: 4,756

George Campbell, Jr., 58
President of The Cooper Union for the Advancement of Science and Art, New York, NY since July 2000. Dr. Campbell previously served as the President and CEO of National Action Council for Minorities in Engineering, Inc. Dr. Campbell has been a Director of Con Edison and a Trustee of Con Edison of New York since February 2000. Trustee, Rensselaer Polytechnic Institute, Montefiore Medical Center, New York Hall of Science, and the Woodrow Wilson National Fellowship Foundation. Fellow, American Association for the Advancement of Science and The New York Academy of Sciences.

Common Stock Shares owned: 2,931
Deferred Stock Units owned: 3,698

**	Includes, as of January 31, 2004, 110,000 shares underlying then currently exercisable options or options then exercisable within 60 days of the date of this proxy statement and 25,000 restricted stock units which vested in 2003.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Vincent A. Calarco, 61
Chairman and Director of Crompton Corporation, Middlebury, CT since 1999 (specialty chemicals, polymer products and equipment). Chairman, President and Chief Executive Officer of Crompton & Knowles from 1986 to 1999. Mr. Calarco has been a Director of Con Edison and a Trustee of Con Edison of New York since September 2001. Mr. Calarco also serves as a Director of Newmont Mining Corporation and the American Chemistry Council, and a Trustee of the Hospital of St. Raphael.

Common Stock Shares owned: 400
Deferred Stock Units owned: 2,538

Frederic V. Salerno, 60
Retired Vice Chairman and Chief Financial Officer of Verizon Communications, formerly Bell Atlantic Corporation in White Plains, NY. Prior to that position, Mr. Salerno served as Senior Executive Vice President and Chief Financial Officer of Bell Atlantic from August 1997. Mr. Salerno has been a Director of Con Edison and a Trustee of Con Edison of New York since July 2002. Director or Trustee, Akamai Technologies, Inc., Bear Sterns Companies, Inc., Gabelli Asset Management Co., Popular, Inc. and Viacom, Inc.
Mr. Salerno also serves as a Trustee of Manhattan College.

Common Stock Shares owned: 214
Deferred Stock Units owned: 1,776

The number of shares of Common Stock beneficially owned as of January 31, 2004, by each of the executive officers named in the summary compensation table on page 17 who are not also nominees is set forth below.

Name	Shares Owned*
Kevin Burke	124,098
John D. McMahon	129,007
Stephen B. Bram	103,450

As of January 31, 2004, no nominee or executive officer was the beneficial owner of any other class of equity securities of Con Edison or beneficially owned more than .25% of the total outstanding Common Stock. As of the same date all executive officers and members of the Board as a group beneficially owned 1,390,447 shares of Con Edison Common Stock, including 1,090,000 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement and 150,000 restricted stock units which vested in 2003, representing .52% of Con Edison’s outstanding Common Stock. Members of the Board also held 70,045 deferred stock units which are payable in shares of Con Edison Common Stock following the member’s termination of service. Each executive officer and member of the Board held his or her shares with sole voting power and sole investment power, except for the restricted stock units which vested in 2003 and deferred stock units (the holders of which have no voting rights or investment power) and shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

*	Includes shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement and restricted stock units which vested in 2003 for: Mr. Burke—Stock Options: 106,000; Mr. McMahon—Stock Options: 102,000, Restricted Stock Units: 25,000; and Mr. Bram—Stock Options: 103,000.

The following table provides, as of December 31, 2003, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of Con Edison.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	13,546,800	6.0(1)

(1)	Capital Research and Management Company has sole dispositive power for 13,546,800 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its subsidiaries with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2003 pursuant to Section 16(a) of the Act, the Company believes that all of the reports were filed on a timely basis.

Board Members’ Fees and Attendance

Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended and a fee of $1,500 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. Con Edison will reimburse Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the Con Edison Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

The Chairs of the Corporate Governance and Nominating, Environment, Health and Safety, Finance, Management Development and Compensation and Planning Committees each receive an annual retainer fee of $5,000. The Audit Committee Chair receives an annual retainer of $10,000, and each Audit Committee member receives an annual retainer of $5,000. The Acting Chair of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board participate in Con Edison’s Long Term Incentive Plan and may participate in the Company’s Stock Purchase Plan described below.

Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

Pursuant to Con Edison’s Long-term Incentive Plan, which was approved at the last Annual Meeting, each non-management Director is allocated an annual award of 1,300 deferred stock units on the first business day following each Annual Meeting. If a non-management Director is first appointed to the Board after an Annual Meeting, his or her first annual award will be prorated. In mid-2002, the Company terminated its retirement plan for Directors, converted each Director’s accrued benefits under the retirement plans into deferred stock units and allocated each Director 400 deferred stock units. The 2002 deferred stock units and all annual awards of stock units will be deferred until the Director’s termination of service from the Board of Directors when, at the Director’s option, they may be paid or further deferred for payment over a maximum of ten years. Each Director may defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which would be deferred until the Director’s termination of service or, at the option of the Director and if earlier, for five years or more after the year in which the units were deferred. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Con Edison’s common stock and, at the Director’s option, are paid in cash or invested in additional deferred stock units. All payments on account of deferred stock units will be made in shares of Con Edison common stock except that fractional stock units will be paid in cash.

Directors are eligible to participate in the Stock Purchase Plan being submitted to stockholders for approval at the Annual Meeting. See “Management Proposal No. 3—Stock Purchase Plan,” below.

The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2003 and will provide services in 2004. Ms. Futter’s brother provided legal services to Con Edison of New York in 2003 and will provide legal services in 2004. The fees for his services in 2003 totaled approximately $140,000. Credit Suisse First Boston, of which Mr. Volk is chairman, participated as an underwriter in a Con Edison of New York debt financing in February 2004 and may provide additional investment banking services for Con Edison and its subsidiaries in 2004.

During 2003 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

Directors are expected to attend the Annual Meeting. All of the Directors attended the last Annual Meeting.

Board Members’ Independence

The Board of Directors has affirmatively determined that each Director, other than Mr. McGrath, Ms. Freilich and Ms. Futter, is “independent” as defined in the New York Stock Exchange’s listing standards. The Board has adopted the following categorical standards to assist it in making the determination of each Director’s independence. Unless the Board determines otherwise and discloses the basis for such determination in the annual proxy statement, a Director who:

(i)	is a partner or the owner of 5% or more of the voting stock of another company that makes payments to, or receives payments from, Con Edison for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s gross revenues, is not “independent” until three years after falling below such threshold;

(ii)	is a partner, the owner of 5% or more of the voting stock or an executive officer of another company that is indebted to Con Edison, or to which Con Edison is indebted, and the total amount of the indebtedness exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, in any fiscal year, is not “independent” until three years after falling below such threshold; and

(iii)	is an executive officer of a non-profit organization if Con Edison contributions to the organization exceed the greater of $1 million, or 2% of such organization’s consolidated gross revenues, in any fiscal year is not “independent” until three years after falling below such threshold.

All of the independent Directors meet these standards.

Standing Committees of the Board

The Audit Committee, composed of three independent Directors (Mr. Del Giudice, Chair; Mr. Calarco and Mr. Salerno), meets with the Company’s management, including Con Edison of New York’s General Auditor, and the Company’s independent accountants, several times a year to discuss internal controls and accounting matters, the Company’s financial statements and the scope and results of the auditing programs of the independent accountants and of Con Edison of New York’s internal auditing department. The Audit Committee is responsible for the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The current charter of the Audit Committee is attached as Appendix A to this Proxy Statement and is also available in the investor information section of Con Edison’s website: www.conedison.com. Each of the members of the Committee are “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Board of Directors has determined that each Director on the Audit Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K and is “independent” as such term is defined in Rule 10A-3 under the Securities and Exchange Act of 1934. The Audit Committee held eleven meetings in 2003.

The Corporate Governance and Nominating Committee, composed of five independent Directors (Dr. Likins, Chair; Mr. Calarco; Dr. Campbell; Mr. Voell and Mr. Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters, including Board independence criteria and determinations and corporate governance guidelines. The current charter of the Committee is available in the investor information section of Con Edison’s website: www.conedison.com. All of the members of the Committee are “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Corporate Governance Guidelines (which are also available on Con Edison’s website) provide that the Board of Directors will be comprised of a majority of Directors who meet the independence criteria set forth therein and any other standards that the New York Stock Exchange may adopt or as may otherwise be required by law. Among its duties, the Committee will review the skills and characteristics of Director candidates as well as their integrity, judgment, business experience, areas of expertise and availability for service, factors relating to the composition of the Board (including its size and structure) and the Company’s principles of diversity. The Committee retains a professional search firm to identify director candidates. The Committee considers candidates proposed by stockholders. See “Stockholder Proposals for the 2005 Annual Meeting,” below. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate to the effect that the candidate is willing to serve. The Corporate Governance and Nominating Committee held six meetings in 2003.

The Environment, Health and Safety Committee, composed of four non-management Directors (Ms. Futter, Chair; Mr. Davis; Mrs. Hernandez-Piñero and Dr. Likins), provides advice and counsel to the Company’s management on corporate environment, health and safety policies and on such other environment, health and safety matters as from time-to-time the Committee deems appropriate; reviews significant issues relating to the Company’s environment, health and safety programs and its compliance with environment, health and safety laws and regulations; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment, health and safety. The Environment, Health and Safety Committee held four meetings in 2003.

The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and three non-management Directors (Dr. Likins; Mr. Voell and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2003.

The Finance Committee, composed of five non-management Directors (Mr. Volk, Chair; Mr. Davis; Mrs. Hernandez-Piñero; Dr. Likins and Mr. Voell), reviews and makes recommendations to the Board with respect to the Company’s financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budgets, major contracts and real estate transactions and litigation and other financial matters, and reviews financial forecasts. The Finance Committee held eight meetings during 2003.

The Management Development and Compensation Committee, formerly the Executive Personnel and Pension Committee, composed of six independent Directors (Mr. Voell, Chair; Mr. Calarco; Dr. Campbell; Mr. Del Giudice, Mrs. Hernandez-Piñero and Mr. Salerno), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison’s Long Term Incentive Plan and, subject to confirmation by the Board, the Con Edison of New York’s Executive Incentive Plan and administers Con Edison’s 1996 Stock Option Plan. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The current charter of the Committee is available in the investor information section of Con Edison’s website: www.conedison.com. Each of the members of the Committee is “independent” as defined in the New York Stock Exchange’s listing standards. The Management Development and Compensation Committee held nine meetings during 2003.

The Planning Committee, composed of seven non-management Directors (Mrs. Hernandez-Piñero, Chair; Mr. Calarco; Mr. Davis; Mr. Del Giudice; Ms. Futter; Dr. Likins and Mr. Volk), reviews and makes recommendations to the Board regarding long range planning for the Company. The Planning Committee held two meetings in 2003.

Compensation Committee Interlocks and Insider Participation

Mr. Calarco, Dr. Campbell, Mr. Del Giudice, Mrs. Hernandez-Piñero, Mr. Salerno and Mr. Voell (Chair) were on Con Edison’s Management Development and Compensation Committee in 2003. The Company believes that there are no interlocks with the members who serve on this Committee.

Communications with the Board of Directors

Interested parties may communicate directly with the members of the Board of Directors by writing to them, in care of the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003. The Secretary will forward all shareholder communications to the Director or the Directors indicated.

Report of the Audit Committee

The Company’s Audit Committee consists of three independent Directors. Each member of the Audit Committee meets the qualifications required by the New York Stock Exchange and Securities and Exchange Commission. The Board of Directors has approved the charter of the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2003. The Audit Committee has also discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the independence and qualifications of PwC. The Audit Committee also has considered whether the provision of limited non-audit services to the Company is compatible with the independence of PwC and concluded that it was.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The Audit Committee

Michael J. Del Giudice (Chair)

Vincent A. Calarco

Frederic V. Salerno

Fees Paid to PricewaterhouseCoopers, LLC

Fees paid or payable to PwC for services rendered during 2003 and 2002 are as follows:

	2003	2002
Audit Fees	$2,070,000	$1,611,500
Audit-Related Fees	433,650	128,750
Tax Fees	—	—
All Other Fees	16,136	270,580

TOTAL FEES	$2,519,786	$2,010,830

In connection with the 2003 and 2002 audits of Con Edison, PwC examined the Company’s and its subsidiaries’ annual financial statements and reviewed interim financial statements and certain of the Company’s or its subsidiaries’ filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. For 2003, the major items included in Audit-Related Fees are for audits of the Company’s pension and other benefit plans ($139,650), advice on the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 ($200,000) and other accounting advice ($72,000). For 2002, the major item included in Audit-Related Fees is for audits of the Company’s pension and other benefit plans ($120,000). For 2003, the major items included in All Other Fees are software-licensing fees ($14,621). For 2002, the major items included in All Other Fees are for commodity risk management advisory services ($138,637) and lease accounting advice ($95,702).

The Audit Committee approves in advance all auditing services and non-audit services permitted by law, including tax services, to be provided to the Company and its subsidiaries by its independent accountants.

MANAGEMENT PROPOSAL

(Item 2 on Proxy Card)

Proposal No. 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Accountants for the Year 2004.

At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the year 2004. PwC has acted in the same capacity for the Company for many years.

Before the Audit Committee recommended the appointment of PwC, it considered that firm’s qualifications. This included a review of PwC’s performance in prior years, as well as PwC’s reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving the firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2004 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board Recommends a Vote FOR Proposal No. 2.

Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

MANAGEMENT PROPOSAL

(Item 3 on Proxy Card)

Proposal No. 3—Approval of the Company’s Stock Purchase Plan

The Company has for many years offered participation in a stock purchase plan to employees, officers and members of its Board of Directors. Con Edison of New York first established the plan in 1978. In 1998, the plan was assumed by Con Edison when it became the parent holding company for Con Edison of New York.

New rules adopted in 2003 by the New York Stock Exchange require stockholder approval of equity compensation plans. Approval is required even for broad-based, stock purchase plans if there is a discount offered to participants.

The following is a description of the material features of the Company’s Stock Purchase Plan (the “Plan”).

Purpose of the Plan

The purpose of the Plan is to provide an incentive for eligible participants to purchase Con Edison’s Common Stock. Purchases under the Plan are made without any fee, commission or charge payable by participants, other than the purchase price. The purchase price reflects a 10% discount from prevailing market prices for participants (other than O&R participants, currently). See “Discount to Participants,” below. The Plan also provides Con Edison with additional common equity when new shares of Con Edison’s Common Stock are purchased under the Plan. See “Source of Shares,” below.

Term of the Plan and Available Shares

The maximum term of the Plan is ten years following stockholder approval. There is no limit on the number of shares available under the Plan.

Eligibility and Participation

All employees of Con Edison’s subsidiaries with more than three months of service are eligible to participate in the Plan. Members of the Boards of Directors and officers of Con Edison and its subsidiaries are also eligible. At December 31, 2003, the eligible participants included approximately 14,000 employees, ten Con Edison executive officers and eleven non-management members of the Boards of Directors of Con Edison and its subsidiaries. At December 31, 2003, there were 4,835 participants in the Plan. O&R employees participate in the Plan on a different basis than other participants. See “Discount to Participants” below.

The benefits received under the Plan in 2003 by Mr. McGrath, the only one of the five officers named in the Summary Compensation Table below that participated in the Plan in 2003, all current executive officers (the “Executive Group”), all current non-management directors (the “Non-Executive Director Group”) and all employees, including current officers who are not executive officers (the “Employee Group”) are summarized as follows:

STOCK PURCHASE PLAN BENEFITS(1)

	Dollar Value	Number of Shares
Eugene R. McGrath	$1,587	39
Executive Group	1,621	40
Non-Executive Director Group	6,388	158
Employee Group(2)	$2,360,007	58,274

(1)	Dollar value and shares shown are company contributions (discussed below) in 2003 and shares of Common Stock purchased with such contributions.
(2)	Includes all employees, including officers who are not executive officers.

Investment Limits

Eligible participants, other than non-management members of the Boards of Directors of Con Edison and its subsidiaries, may invest up to 20% of their pay under the Plan through payroll deduction or optional cash payments, subject to a maximum, excluding dividend reinvestment, of $25,000 during any calendar year. Non-employee members of the Boards of Directors of Con Edison and its subsidiaries may invest under the Plan through optional cash payments, subject to a maximum, excluding dividend reinvestments, of $25,000 during any calendar year. Dividends paid on shares held under the Plan are reinvested in additional shares unless otherwise directed by the participant.

Administration

An agent for the Plan (the “Agent”), currently State Street Bank and Trust Company, administers the Plan. Con Edison of New York’s Vice President—Human Resources is the Plan Director. Neither the Agent, Con Edison or its subsidiaries, nor the Plan Director shall be liable under the Plan for any act done in good faith, or for any good faith omission to act.

Source of Shares

Shares of Con Edison’s Common Stock purchased under the Plan are either authorized, but unissued shares or treasury shares purchased by the Agent directly from Con Edison (“New Shares”) or shares purchased by the Agent on any securities exchange where shares are traded, in the over-the-counter market, or in negotiated transactions (“Shares Purchased on the Open Market”). From April 2002, when the source of shares was changed from Shares Purchased on the Open Market, through February 2004, 1,060,551 New Shares have been purchased under the Plan.

Price of Shares

The price of shares under the Plan depends upon the source of the shares. For New Shares, the price for a given month is the average of the high and low prices at which shares of Con Edison’s Common Stock were traded on the New York Stock Exchange Composite Transactions on the trading day immediately preceding the purchase dates occurring during the month. For Shares Purchased on the Open Market, the purchase price of the shares for a given month is the average cost, exclusive of brokerage commissions and other expenses, of all shares purchased by the Agent during the month. All brokerage commissions and other expenses of purchase incurred by the Agent in the purchase of shares under the Plan for participants are paid by Con Edison or its subsidiaries and are not included in the cost of the shares to the participant.

Discount to Participants

To provide a 10% discount to their participants, Con Edison and its subsidiaries (other than O&R, currently) each contribute an amount equal to one-ninth of each amount invested under the Plan by its participants—$1 for each $9 invested by the participant. For New Shares, the subsidiaries pay the contribution to Con Edison. For Shares Purchased on the Open Market the contributions are paid to the Agent.

Holding Period

A participant may at any time withdraw or dispose of shares held by the participant under the Plan. However, if the shares have been held for less than one year, the participant is ineligible to make further investments under the Plan until the first day of the 13th calendar month following the calendar month during which the shares were purchased.

Modification and Termination of the Plan

Con Edison has reserved the right and power to suspend, terminate, amend or otherwise modify the Plan; provided, however, that no suspension, termination, amendment or modification will restrict the right of any participant to withdraw all full shares held by the participant under the Plan, and to receive the net proceeds, after expenses of sale, of any fractional shares held. Any amendment or other modification of the Plan following stockholder approval would, under the rules adopted by the New York Stock Exchange in 2003, necessitate further stockholder approval if the amendment or modification constituted a material revision under the rules.

Other

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The Board Recommends a Vote FOR Proposal No. 3.

Adoption of Proposal No. 3 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

STOCKHOLDER PROPOSAL

(Item 4 on Proxy Card)

Proposal No. 4—Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

“RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

The statement made in support of this proposal is as follows:

“In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

“Last year the owners of 20,585,323 shares, representing approximately 16.7% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors Recommends That You Vote AGAINST Proposal No. 4 for the Following Reasons:

Disclosure of executive compensation is governed by the Securities and Exchange Commission’s proxy solicitation rules. In accordance with those rules Con Edison currently provides information on pages 17 through 24 of the Proxy Statement concerning compensation for the five highest paid executive officers.

The proposal would impose on Con Edison more stringent disclosure requirements than those imposed on other companies by the Securities and Exchange Commission’s rules. The Board believes that any changes in the disclosure requirements should emanate from the Securities and Exchange Commission and should be uniformly applicable to all companies subject to the proxy rules.

The Board of Directors Recommends a Vote AGAINST Proposal No. 4.

Adoption of the preceding stockholder proposal (Proposal 4) would require the affirmative vote of a majority of shares of Common Stock voted on the proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2003. The positions shown are the officers’ positions with the Company or with the Company’s principal subsidiaries, Con Edison of New York or O&R as of December 31, 2003.

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards(2)		Number of Option Shares	All Other Compensation(5)
Eugene R. McGrath Chairman of the Board and Chief Executive Officer(1)(3)	2003 2002 2001	$ $ $	1,355,333 1,237,667 1,123,333	$ $ $	1,232,000 1,224,000 1,400,000	$17,690 16,641 16,389	$	— 2,626,200 —	250,000 250,000 200,000	$ $ $	60,817 55,597 51,407

Kevin Burke President and Chief Operating Officer(4)	2003 2002 2001	$ $ $	531,250 475,000 370,000	$ $ $	300,000 290,000 290,000	— — —	$	— 1,313,100 —	60,000 60,000 50,000	$ $ $	15,938 14,250 11,100

Joan S. Freilich Executive Vice President and Chief Financial Officer(1)	2003 2002 2001	$ $ $	520,000 470,000 425,000	$ $ $	280,000 275,000 275,000	— — —	$	— 875,400 —	50,000 50,000 40,000	$ $ $	15,600 14,100 12,750

John D. McMahon President and CEO of O&R	2003 2002 2001	$ $ $	510,000 453,000 379,617	$ $ $	206,500 250,000 275,000	— — —	$	— 875,400 —	50,000 50,000 40,000	$ $ $	15,300 13,590 11,389

Stephen B. Bram Group President Energy and Communications	2003 2002 2001	$ $ $	470,000 410,000 386,667	$ $ $	200,000 193,500 194,400	— — —	$	— 875,400 —	50,000 50,000 40,000	$ $ $	14,100 12,300 9,050

(1)	Held same positions with Con Edison of New York.
(2)	Restricted stock holdings by the individuals named in the table at December 31, 2003, include 150,000 restricted stock units awarded in 2002 and 325,000 units awarded in 2000 which, based on the closing price of a share of Con Edison Common Stock on that date, had an aggregate value of $6,457,500 and $13,991,250, respectively. Included in the amounts were amounts for the individuals as follows; Mr. McGrath: 60,000 2002 units at a value of $2,583,000 and 200,000 2000 units at a value of $8,610,000; Mr. Burke: 30,000 2002 units at a value of $1,291,500 and 25,000 2000 units at a value of $1,076,250; Ms. Freilich: 20,000 2002 units at a value of $861,000 and 50,000 2000 units at a value of $2,152,500; Mr. McMahon: 20,000 2002 units at a value of $861,000 and 50,000 2000 units at a value of $2,152,500; and Mr. Bram 20,000 2002 units at a value of $861,000. The 2002 units vest 50% on August 31, 2004 and 50% on August 31, 2005. The 2000 units vested 50% on August 31, 2003 and the remainder vests 50% on August 31, 2004 and 50% on August 31, 2005. Each restricted stock unit represents the right to one share of Con Edison’s Common Stock. Amounts equal to dividends payable on Con Edison’s shares are payable on the restricted stock units.
(3)	Also President of Con Edison.
(4)	Position with Con Edison of New York.
(5)	The amounts shown in this column for 2003 consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (“Thrift Plan”) and Deferred Income Plan (“DIP”) and amounts paid for life insurance for Mr. McGrath, as follows: Mr. McGrath, life insurance—$20,157, Thrift Plan—$6,000, DIP—$34,660; Mr. Burke, Thrift Plan—$6,000, DIP—$9,938; Ms. Freilich, Thrift Plan—$6,000, DIP—$9,600; Mr. McMahon, Thrift Plan—$6,000, DIP—$9,300; Mr. Bram, Thrift Plan —$6,000, DIP—$8,100.

Report on Executive Compensation

The Management Development and Compensation Committee of the Board, which was composed of six independent Board members as determined by the Corporate Governance and Nominating committee in 2003, administers the Company’s executive compensation policies. The Committee submits the following report related to compensation matters for 2003:

The Committee’s compensation policy—The Committee believes that total executive compensation should be such as to attract to and retain in the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications, and at the same time, secure substantial and proportionate value for the Company. For 2003, compensation of the Company’s executive officers consisted primarily of (i) base salaries, which are reviewed by the Committee annually, (ii) awards under Con Edison of New York’s Executive Incentive Plan (“EIP”), an award under the O&R Annual Team Incentive Plan (“ATIP”), in the case of the President of O&R, or an award under Con Edison’s Annual Incentive Plan (“AIP”), in the case of the Group President—Energy and Communications, which are shown in the Summary Compensation Table on page 17 under the caption “Bonus,” and (iii) awards under the 1996 Stock Option Plan (the “Stock Option Plan”). For executive officers other than himself, Mr. McGrath made recommendations to the Committee regarding salaries, any awards under the EIP or AIP and any grants under the 1996 Stock Option Plan. The Committee considered these recommendations in making its determinations and consulted with an outside independent compensation consulting firm to assist with benchmarking and compensation analyses. The Committee initiated the recommendations that were made to the Board with respect to Mr. McGrath’s salary, the award under the EIP and the grants the Committee made to him under the 1996 Stock Option Plan. O&R’s Board established the goals and award under O&R’s ATIP plan, which were reviewed by the Committee.

Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual’s position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the EIP, AIP and ATIP were based on both individual and corporate performance. Grants under the 1996 Stock Option Plan were based on individual performance and on an assessment of the individual’s responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by compensation consulting firms. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary’s relationship to the range for the position (but not to any specific level within the range) and on the individual’s performance with respect to the requirements of the individual’s position.

In considering the level of Mr. McGrath’s compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with a comparison based on a compensation consultant’s analysis developed from a survey of the compensation paid to chief executive officers in energy industry companies and a comparison based on chief executive officer compensation data from a survey of comparably sized general industry companies. The Committee does not target Mr. McGrath’s compensation to any specific level within the ranges of compensation paid by these comparison techniques but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor’s (“S&P”) Electric Utilities Index shown on the performance graph on page 25. None of the non-utility companies in the surveys are in the Index.

The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company’s operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity) but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management’s efforts to strengthen the Company for the future. In recommending the base salaries or awards under the EIP and AIP or grants under the 1996 Stock Option Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

2003 Base Salary Determinations—In 2003 individual performance and overall compensation ranges relevant to officers were the factors considered by the Committee in determining the base salaries recommended for such individuals.

2003 Incentive Plan Awards—Each year under the EIP, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. The Committee, subject to approval by the Board, may make awards to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in Con Edison’s Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

In recommending the amount awarded under the EIP for year 2003, the Committee considered the following financial factors for 2003: earnings per share for 2003 in comparison to the budget and 2002 earnings per share; earnings available for common stock for 2003 in comparison to the budget and 2002 earnings; Con Edison’s Common Stock price performance compared to the S&P 500 Stock Index and the S&P Electric Utilities Index; the total market return on Con Edison’s Common Stock for 2003; the rate of return on shareholders’ equity in 2003 compared to 2002; the total average annual return on Con Edison’s Common Stock for the five-year period ending December 31, 2003 compared to the average for the S&P Electric Utilities Index; the increase in the Company’s dividend 0.9% in 2003 compared with an average increase of 1.3% for 25 of the 54 largest electric companies that did not decrease or eliminate their dividends at any time in the past decade and the continued strength of Con Edison’s credit quality, with senior unsecured debt ratings of A2 by Moody’s and A- by Standard and Poor’s.

The Committee also considered additional factors, including the following: the Company’s progress in meeting future energy demands, including the construction of three new substations and the East River repowering project; the Company’s good response to the August 14 regional power outage; the Company’s settlement of the PSC proceeding regarding the outages at Indian Point 2; the good performance of the company’s energy systems during 2003; the naming of the Company by the PA Consulting group as the most reliable utility in North America for the second year in a row; the earning of the maximum PSC customer service incentive for the rate year; the Company’s progress in meeting its environmental goals; the naming of the Company by Fortune Magazine as one of “America’s Most Admired Companies” and “Best Companies for Minorities.”

Based on the Committee’s review of the Company’s performance in 2003, as reflected in the factors mentioned above, for 2003 the Committee recommended, and the Board approved, that the total amount awarded under the EIP to all participants as a group be 88% percent of the target amount provided by the plan.

In making the award under the AIP to the Group President–Energy and Communications, the Committee also considered the progress and performance of the Company’s unregulated subsidiaries. The Committee also reviewed the factors considered by the O&R Board in making an award under O&R’s ATIP to the President of O&R.

CEO Compensation—With respect to both the base salary and the EIP award for 2003 to Mr. McGrath and the Stock Option grant in 2003, the Committee considered among other things, the Company’s financial and operating results; the Company’s financial condition; Mr. McGrath’s leadership in positioning the Company for the future; and the compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 18.

I.R.S. Limitations on Deductibility of Executive Compensation—Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2003, a portion of Mr. McGrath’s and Mr. Burke’s compensation exceeded the threshold. In the Committee’s judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company’s executive compensation in future years.

New Long Term Incentive Plan—At the last Annual Meeting, the Company’s stockholders approved the Con Edison’s Long Term Incentive Plan. The Committee will be implementing that plan beginning in 2004.

Management Development and Compensation Committee

Richard A. Voell (Chair)

Vincent A. Calarco

George Campbell, Jr.

Michael J. Del Giudice

Sally Hernandez-Piñero

Frederic V. Salerno

Employment Contracts and Termination of Employment

and Change in Control Arrangements

Employment Contracts

The Company has entered into employment agreements (the “Employment Agreements”) with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich’s agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement will be automatically extended for one-year periods unless either party terminates the agreement on six months’ prior notice. Mr. McGrath’s agreement may not be automatically extended more than twice. Each Employment Agreement provides for an annual base salary and provides that the Executive Personnel and Pension Committee, now known as the Management Development and Compensation Committee, will review the salaries at least annually for possible increase. The current salaries payable under the agreements are the following: Mr. McGrath—$1,400,000; Ms. Freilich—$570,000; Mr. Burke—$599,000; and Mr. McMahon—$560,000. The agreements also provided for restricted stock awards, which are discussed in Note 2 to the Summary Compensation Table. Mr. McGrath’s agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

The employment periods under the Employment Agreements may also be ended by the Company for “cause,” as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without “good reason” as defined in his agreement. The other officers may end their employment periods without “good reason” or, following a “change in control,” with “good reason,” as such terms are defined in the agreements. If Mr. McGrath is terminated other than for “cause,” death or disability or he resigns for “good reason,” or if the other officers are terminated prior to a “change in control” other than for “cause,” death or disability, the officer will receive: (i) a lump sum equal to the officer’s target award under the Company’s Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer’s annual salary and target award under the EIP (or in the case of Mr. McMahon, the ATIP); (iii) a lump sum equal to the net present value of two years of additional service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) continued participation in the Company’s health and life insurance plans for two years following termination and (v) two years of additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a “change in control,” the “two” becomes a “three” in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath’s employment without “cause,” or he terminates his employment for “good reason,” or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a “change in control,” the Company terminates their employment without “cause,” or the officer terminates his or her employment for “good reason,” any unvested restricted stock units become fully vested on termination of employment. The restricted stock agreement the Company has with Mr. Bram provides that his restricted stock units would also vest in the circumstances described in the immediately preceding sentence.

The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a “change in control.”

Severance Plan

The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including the officer listed in the Summary Compensation Table who is not covered by an employment agreement, certain benefits in the event their employment is involuntarily terminated by the Company without “cause,” at any time. Enhanced severance benefits (as described below) would be payable if within two years following a “change of control,” the officer is involuntarily terminated, other than for “cause,” or the officer resigns for “good reason” (all such terms as defined in the plan). For an involuntary termination of employment before a “change of control,” benefits under the plan include: (i) a lump sum equal to the officer’s target award under the Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer’s annual salary and target award under the Executive Incentive Plan; (iii) a lump sum payment equal to the net present value of one additional year’s service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) one year’s additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company’s health and life insurance plans and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for “good reason” after a “change of control,” the “one” becomes a “two” in clauses (ii), (iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an “excess parachute payment” under Section 4999 of the Internal Revenue Code.

Stock Options

The purpose of the 1996 Stock Option Plan, which provides for granting options to purchase shares of the Company’s Common Stock, is to promote the interests of the Company and its stockholders by providing long term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company’s stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from the date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. The 1996 Stock Option Plan provides that the exercise price cannot be reduced. In the event of a change in control of the Company, the Management Development and Compensation Committee of the Board may provide for appropriate adjustments including accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

Option Grants In Last Fiscal Year (2003)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2003	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Eugene R. McGrath	250,000	15.4%	$40.81	1/23/13	$1,170,000
Kevin Burke	60,000	3.7%	$40.81	1/23/13	$280,800
Joan S. Freilich	50,000	3.1%	$40.81	1/23/13	$234,000
John D. McMahon	50,000	3.1%	$40.81	1/23/13	$234,000
Stephen B. Bram	50,000	3.1%	$40.81	1/23/13	$234,000

(1)	The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date, January 23, 2003. The values generated by this model depend upon the following assumptions: an expected life of six years after the grant date, a constant dividend yield on the underlying stock of 5.22 percent, an assumed annual volatility of the underlying stock of 21.43 percent; and a risk-free rate of return for the option period of 5.08 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No discount was made for restrictions on transfer or vesting.

Aggregated Option Exercises In Last Fiscal Year (2003)

And Fiscal Year-End Option Values (12/31/03)

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene R. McGrath	70,000	$593,502	370,000	700,000	$1,607,825	$1,727,000
Kevin Burke	0	0	80,000	170,000	$530,745	$425,000
Joan S. Freilich	34,000	$387,403	110,000	140,000	$429,350	$345,000
John D. McMahon	4,000	$40,000	62,000	140,000	$421,295	$345,000
Stephen B. Bram	16,000	$240,372	63,000	140,000	$591,130	$345,000

(1)	Represents the difference between the market price of the Company’s Common Stock and the exercise price of the options at December 31, 2003. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Pension Plans

The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under the Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York’s Supplemental Retirement Income Plan, an unfunded, non- qualified plan (together referred to as the “Plans”), as supplemented in the case of Mr. McGrath by his employment agreement. Con Edison does not have a separate supplemental pension plan.

Final Average Salary	Years of Service
	15	20	25	30	35	40	45
$50,000	$11,250	$15,000	$19,000	$24,000	$25,250	$26,500	$27,750
$100,000	$23,135	$30,847	$39,059	$49,271	$51,771	$54,271	$56,771
$200,000	$50,885	$67,847	$85,809	$107,771	$112,771	$117,771	$122,771
$300,000	$78,635	$104,847	$132,559	$166,271	$173,771	$181,271	$188,771
$400,000	$106,385	$141,847	$179,309	$224,771	$234,771	$244,771	$254,771
$500,000	$134,135	$178,847	$226,059	$283,271	$295,771	$308,271	$320,771
$600,000	$161,885	$215,847	$272,809	$341,771	$356,771	$371,771	$386,771
$700,000	$189,635	$252,847	$319,559	$400,271	$417,771	$435,271	$452,771
$800,000	$217,385	$289,847	$366,309	$458,771	$478,771	$498,771	$518,771
$900,000	$245,135	$326,847	$413,059	$517,271	$539,771	$562,271	$584,771
$1,000,000	$272,885	$363,847	$459,809	$575,771	$600,771	$625,771	$650,771
$1,500,000	$411,635	$548,847	$693,559	$868,271	$905,771	$943,271	$980,771
$2,000,000	$550,385	$733,847	$927,309	$1,160,771	$1,210,771	$1,260,771	$1,310,771
$2,500,000	$689,135	$918,847	$1,161,059	$1,453,271	$1,515,771	$1,578,271	$1,640,771
$3,000,000	$827,885	$1,103,847	$1,394,809	$1,745,771	$1,820,771	$1,895,771	$1,970,771
$3,500,000	$966,635	$1,288,847	$1,628,559	$2,038,271	$2,125,771	$2,213,271	$2,300,771
$4,000,000	$1,105,385	$1,473,847	$1,862,309	$2,330,771	$2,430,771	$2,530,771	$2,630,771

The Plans provide pension benefits based on: (i) the participant’s highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement (“final average salary”), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement and (iii) the participant’s length of service. For purposes of the Plans, a participant’s salary for a year is deemed to include any award under the annual incentive plans. (See “Report on Executive Compensation” above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1½ percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 41 years; Mr. Burke, 31 years; Ms. Freilich, 26 years; Mr. McMahon, 27 years and Mr. Bram 41 years.

Current compensation rates covered by the Plans for Messrs. McGrath, Burke, McMahon and Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions “Salary” and “Bonus” in the Summary Compensation Table on page 17. The Plans provide an annual adjustment equal to the lesser of 3% or ¾ of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

Mr. McGrath’s agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

Equity Compensation Plan Information

The following table summarizes Con Edison’s equity compensation plans as of December 31, 2003, other than the Stock Purchase Plan, which is being submitted for approval at the Annual Meeting. The Stock Purchase Plan provides a 10% discount to most participants ($1 for each $9 invested by a participant). See “Management Proposal No. 3—Stock Purchase Plan,” above.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,617,176		$40.065	10,731,600
Equity compensation plans not approved by security holders	549,042	*	N/A	N/A

Total	8,166,218		$40.065	10,731,600

*	Pursuant to employment agreements, effective September 2000, certain senior officers of Con Edison and its subsidiaries were granted an aggregate of 350,000 restricted stock units. In June 2002, an additional 150,000 restricted stock units were granted to certain senior officers of Con Edison and its subsidiaries. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest ratably through August 2005 or immediately upon the occurrence of certain events. In addition, included in this figure are deferred stock units granted to non-management Directors in 2002 (see page 9). There is no exercise price for these restricted stock units or the deferred stock units.

Performance Graph

The following performance graph compares the Company’s cumulative total stockholder return on its Common Stock for a five year period (December 31, 1998 to December 31, 2003) with the cumulative total return of the Standard & Poor’s Electric Utilities Index and the Standard & Poor’s 500 Stock Index.

Source: Standard & Poors

		Years Ending

Company/Index	1998	1999	2000	2001	2002	2003
Consolidated Edison Inc.	100	68.58	81.91	90.84	101.67	107.91
S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18
S&P 500 Electric Utilities	100	83.60	128.61	107.03	90.91	112.81

*	Based on $100 invested at December 31, 1998, reinvestment of all dividends in equivalent shares of stock and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

No stockholder action is required with respect to the following information that is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

Effective December 2, 2003, the Company purchased Directors and Officers (“D&O”) Liability insurance for a one year term providing for reimbursement, with certain exclusions and deductions, to: (a) Con Edison and its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of Con Edison and its subsidiaries, (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by Con Edison or its subsidiaries and (c) Con Edison and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: Associated Electric & Gas Insurance Services Limited, American Casualty Company of Reading, PA, Arch Specialty Insurance Company, Federal Insurance Company, Illinois National Insurance Company, Platte River Insurance Company, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, X.L. Insurance (Bermuda) Ltd., X.L. Specialty Insurance Company and Zurich American Insurance Company. The total cost of the D & O Liability insurance for one year from December 2, 2003 amounts to $8,566,152. The Company also purchased from Arch Insurance Company, Axis Specialty Insurance Company, Great American E & S Insurance Company, National Insurance Company of Pittsburgh PA, St. Paul Mercury Insurance Company, Travelers Casualty & Surety Company of America, Vigilant Insurance Company and Zurich American Insurance Company additional insurance coverage for one year effective January 1, 2004, insuring the directors, trustees, officers, and employees of Con Edison and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $653,220.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

In order to be included in the proxy statement and form of proxy relating to the Company’s 2005 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 6, 2004.

Under the Company’s by-laws, written notice of any proposal to be presented by any shareholder or any other person to be nominated by any shareholder for election as a Director must be received by the Secretary of the Company at its principal executive office not less than 70 days nor more than 90 days prior to the anniversary date of the previous year’s Annual Meeting.

OTHER MATTERS TO COME BEFORE THE MEETING

Management intends to bring before the meeting only the election of Directors and Proposals Nos. 2 and 3 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions set forth on the proxy card. Your vote is important. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

By Order of the Board of Directors,

SADDIE L. SMITH

Secretary

New York, NY

April 5, 2004

Appendix A

CONSOLIDATED EDISON, INC.

BOARD OF DIRECTORS

CHARTER OF THE AUDIT COMMITTEE

Statement of Purpose

The Audit Committee will assist the Board of Directors in its oversight of the integrity of the financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors.

Organization and Membership

The Audit Committee will be organized and conduct itself as follows:

(A)    The Board of Directors will annually appoint the members of the Audit Committee, consisting of three (3) or more persons, one of whom will be designated as chair. Each member of the Audit Committee will meet the independence and financial literacy requirements of law and the New York Stock Exchange. The Company expects, and will endeavor to ensure, that at least one member of the Audit Committee is an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission.

(B)    The members of the Audit Committee may be removed at any time by a majority vote of the Board present to vote on such action. The Audit Committee member who is the subject of such removal vote will be ineligible to vote on the matter. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board will fill any vacancy at its next regularly scheduled meeting after such vacancy occurs.

(C)    In order to discharge its responsibilities, the Audit Committee will meet at least six (6) times each year, with additional meetings scheduled as determined by the Chair of the Audit Committee. The Chair of the Committee will report to the Board after each meeting of the Audit Committee.

(D)    The Chair of the Audit Committee will be responsible for establishing the agendas for meetings of the Audit Committee. The agenda, together with materials relating to the subject matter of each meeting, will, to the extent practical, be communicated to the members of the Audit Committee sufficiently in advance of each meeting to permit meaningful review.

(E)    A majority of the members of the Audit Committee, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee.

(F)    The Committee may meet by conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and may take action by unanimous written consent.

Duties and Responsibilities

The Audit Committee will:

(A)    Be directly responsible for the appointment (subject to shareholder ratification), compensation, oversight and termination of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such independent auditor

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will report directly to the Audit Committee. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report.

(B)    Pre-approve all auditing services and non-audit services permitted by law, including tax services, to be provided to the Company by the independent auditor of the Company and make the necessary disclosure regarding any non-audit services so approved to investors as required by law.

(C)    At least annually, obtain and review with the lead audit partner a report by the independent auditor describing:

(1)    the independent auditor’s internal quality-control procedures;

(2)    any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and

(3)    to assess the auditor’s independence all relationships between the independent auditor and the Company.

(D)    Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the statements prior to the filing of the Company’s Form 10-K and Form 10-Q. In this connection, the Audit Committee will:

(1)    Review with the independent auditor a report prepared by the independent auditor regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

(2)    Discuss with the Chief Executive Officer and Chief Financial Officer (i) all significant deficiencies in the design or operation of internal controls, which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weakness in internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(3)    Review with the independent auditor management’s assessment, as of the end of the most recent fiscal year, of the effectiveness of the internal control structure and procedures of the Company for financial reporting and the attestation and report of the independent auditor on management’s assessment.

(4)    Review with the Company’s independent accountants the scope of the annual audit to be performed and results of the annual audit and such other matters pertaining to the annual audit, as the Committee may deem appropriate.

(E)    Discuss (generally), or delegate to the Chair to discuss with management, earnings press releases prior to their release, as well as financial information and earnings guidance provided to analysts and rating agencies.

(F)    Discuss policies with respect to risk assessment and risk management.

(G)    From time-to-time meet separately with management, with internal auditors (or other personnel responsible for the internal audit function), with the independent auditor and with the General Counsel. The

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Audit Committee will meet separately with the independent auditor at each Audit Committee meeting that the independent auditor attends.

(H)    Review with the independent auditor any audit problems or difficulties and management’s response.

(I)    Set clear hiring policies for employees or former employees of the independent auditors.

(J)    Prepare the report the SEC rules require to be included in the company’s annual proxy statement.

(K)    Conduct an annual performance evaluation of the Audit Committee and report to the Board the results of the self-evaluation.

(L)    The Committee will annually review its charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

(M)    Establish procedures for the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing standards, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

(N)    Review, at least annually, the scope, planning and staffing of the proposed audit for the current year and reports of the Company’s internal auditors (who may be employees of Consolidated Edison Company of New York, Inc.) to the Audit Committee and actions by management in response to any recommendations contained in the reports and consult with management regarding the qualifications of the internal auditing department and the appointment, replacement, reassignment or dismissal of the principal internal auditor.

(O)    Review such other reports of the Company’s management, its independent auditor, and its internal auditors, as the Audit Committee may deem advisable, with respect to measures taken by the Company to maintain internal controls and accounting practices in compliance with legal requirements and current and new generally accepted accounting principles and auditing standards.

(P)    Receive and review from time to time such reports or other materials as the Audit Committee may deem advisable with respect to significant new developments and trends in accounting and auditing policies and procedures and their impact on the Company.

The foregoing list of duties is not exhaustive, and the Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

The Audit Committee has the authority to engage, at the Company’s expense, independent counsel and other advisors, on such terms as it determines appropriate. The Company will provide for funding, as determined by the Audit Committee, for payment of compensation to any such advisors.

Audit Committee’s Role

The Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

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